Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES APPOINTMENT OF CHIEF FINANCIAL OFFICER
Glenn A. Eisenberg Appointed as Executive Vice President
and Chief Financial Officer Effective June 16, 2014

Burlington, NC, March 25, 2014 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the appointment of Glenn A. Eisenberg as Executive Vice President and Chief Financial Officer, effective June 16, 2014.  Brad Hayes will continue in his role as Chief Financial Officer through the transition to Mr. Eisenberg.

“I am delighted that Glenn will be joining us as Chief Financial Officer,” said David P. King, Chairman and Chief Executive Officer. “He is a seasoned financial executive with a track record of strategic leadership in both financial and operational roles.  His appointment underscores our continued focus on disciplined financial management and forward looking, innovative thinking about the evolution of our business. We are excited to have Glenn join the executive management team and we look forward to his contributions to the execution of our five pillar strategy.”

Mr. Eisenberg most recently served as the Executive Vice President, Finance and Administration and Chief Financial Officer at The Timken Company (NYSE: TKR), a $4.3 billion leading global manufacturer of highly engineered bearings and alloy steels and related products and services.  Previously, he served as President and Chief Operating Officer of United Dominion Industries, now a subsidiary of SPX Corporation (NYSE: SPW) after working in several roles in finance, including Executive Vice President and Chief Financial Officer of United Dominion.  Mr. Eisenberg serves on the boards of directors of Family Dollar Stores Inc. (NYSE: FDO), where he chairs the Audit Committee, and Alpha Natural Resources Inc. (NYSE: ANR), where he is the lead independent director and chairs the Nominating and Corporate Governance Committee.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.8 billion in 2013, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2013.